Exhibit 99.3

TAMINCO CORPORATION
UNAUDITED PRO-FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

On March 6, 2014 (the “Acquisition Date”), Taminco Corporation (“Taminco” or the “Company”) acquired the Formic Acid Solutions (“FAS”) business of Kemira Oyj (“Kemira”). The total price was approximately $184 million, net of cash acquired. The Company funded the cash consideration through $137 million of new debt and available cash.

The attached unaudited pro-forma condensed combined statements of operations for the fiscal year ended December 31, 2013 and for the three months ended March 31, 2014, assume the acquisition was completed on January 1, 2013. The amounts for the fiscal year ended December 31, 2013 reflect the most recently filed full year 2013 results of operations derived from the audited consolidated financial statements. The amounts for the three months ended March 31, 2014 reflect the most recently filed quarterly results of operations derived from the unaudited consolidated financial statements.

The unaudited pro-forma condensed combined statements of operations were prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the results of operations that would have occurred if the acquisition had been completed on the date indicated, nor are they indicative of the future results of operations of Taminco following completion of the acquisition. In accordance with the rules and regulations of the SEC, the pro-forma condensed combined statements of operations do not reflect the potential realization of cost savings, restructuring, or other costs relating to the integration of FAS, nor do they include any other items not expected to have a continuing impact on the combined results of the two companies. The historical consolidated financial information of Taminco and FAS has been adjusted in the unaudited pro-forma condensed combined statements of operations to give effect to pro-forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results.

The unaudited pro-forma condensed combined statements of operations should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro-forma condensed combined statements of operations were based on, and should be read in conjunction with the:

• Separate historical consolidated financial statements of Taminco as of and for the year ended December 31, 2013 and the related notes, included in Taminco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and the historical consolidated financial statements for the quarter ended March 31, 2014 and the related notes, as filed on Taminco's Quarterly Report on Form 10-Q for the three months ended March 31, 2014.

• Separate combined historical financial statements of FAS as of and for the fiscal years ended December 31, 2013, 2012 and 2011 and the related notes, which were filed with Taminco's Current Report on Form 8-K on March 11, 2014.

The unaudited pro-forma condensed combined statements of operations have been prepared using the proforma effects of the acquisition method of accounting under Accounting Standards Codification (“ASC”) Topic 805,

“Business Combinations” which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, with limited exceptions. Transaction costs are not included as a component of the consideration transferred and are expensed as incurred. The process for estimating fair values in many cases requires the use of significant estimates and assumptions, including the estimation of future cash flows, the development of appropriate discount rates, and the estimation of costs and timing required to complete development programs. The Company has developed its preliminary fair value estimates from a market participant perspective which could materially differ from entity specific assumptions. The Company’s judgments used in determining these estimates may materially impact the Company’s financial position or results from operations.

The finalization of the Company’s purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired, which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC Topic 805-10, “Business Combinations – Overall” (“ASC 805-10”), but in no event later than one year following the Acquisition Date.

Taminco Corporation
Unaudited Pro-Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2013

(Dollars in millions, except per share amounts)	Taminco Corporation	FAS[3]	Pro-Forma Adjustments		Pro-Forma Combined
Net Sales	$1,200	$179	$—		$1,379
Cost of Sales	986	145	10	4a	1,141
Gross Profit	214	34	(10)		238
Selling, general and administrative	64	17	—		81
Research and development expense	12	2	—		14
Other operating (income) expense	42	(5)	(1)	4b	36
Operating income (loss)	96	20	(9)		107
Interest expense, net	84	—	4	4c	88
Loss on early extinguishment of debt	12	—	—		12
Other non-operating expense, net	7	—	—		7
Income (loss) before income taxes and equity in losses	(7)	20	(13)		—
Income tax expense (benefit)	—	5	(3)	4d	2
Income (loss) before results from equity in losses	(7)	15	(10)		(2)
Equity in losses of unconsolidated entities	—	—	—		—
Net income (loss) for the period	$(7)	$15	$(10)		$(2)
Net income (loss) per common share:
Basic	$(0.11)				$(0.03)
Diluted	$(0.11)				$(0.03)
Weighted average number of common shares outstanding:
Basic	61,277,130				61,277,130
Diluted	61,277,130				61,277,130

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

Taminco Corporation
Unaudited Pro-Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2014

(Dollars in millions, except per share amounts)	Taminco Corporation	FAS[3]	Pro-Forma Adjustments		Pro-Forma Combined
Net Sales	$319	$26	$—		$345
Cost of Sales	264	22	—	4a, 4e	286
Gross Profit	55	4	—		59
Selling, general and administrative	17	5	—		22
Research and development expense	2	1	—		3
Other operating (income) expense	4	(1)	(4)	4b	(1)
Operating income (loss)	32	(1)	4		35
Interest expense, net	18	—	1	4c	19
Other non-operating expense, net	(1)	—	—		(1)
Income (loss) before income taxes and equity in losses	15	(1)	3		17
Income tax expense (benefit)	4	—	1	4d	5
Income (loss) before results from equity in losses	11	(1)	2		12
Equity in losses of unconsolidated entities	1	—	—		1
Net income (loss) for the period	$10	$(1)	$2		$11
Net income (loss) per common share:
Basic	$0.15				$0.17
Diluted	$0.15				$0.16
Weighted average number of common shares outstanding:
Basic	66,411,193				66,411,193
Diluted	66,877,998				66,877,998

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

1. Description of Transaction:
On March 11, 2014, Taminco filed a Current Report on Form 8-K (the “March Form 8-K”) with the SEC reporting that on March 6, 2014, Taminco completed the acquisition of the Formic Acid Solutions business of Kemira, pursuant to the terms of the Stock Purchase Agreement dated December 22, 2013 (the “Acquisition”). The cash purchase price was $184 million, after giving effect to certain adjustments, net of cash acquired. To finance the cash consideration for the Acquisition, Taminco borrowed $137 million of additional debt. For the remainder of the cash consideration, Taminco utilized $47 million of available cash and cash equivalents.

2. Basis of Presentation:
The acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805-10. The Company is accounting for the acquisition by using the historical information and accounting policies of Taminco. Further, and in accordance with ASC 805, the accounting policies of FAS have been conformed to those of Taminco in determining the results of operations and the amounts of assets and liabilities to be fair valued.

3. Formic Acid Solutions Historical Financial Information:
Financial information reported under the column FAS has been adjusted to represent FAS's historical financial information issued under U.S. GAAP and further adjusted to conform with Taminco's accounting policies. In addition, results have been translated from FAS's local currency, Euros, to U.S. dollars. A reconciliation of FAS's historical financial information to amounts presented under the column heading "FAS" is as follows:

FAS
Unaudited Statement of Operations
IFRS to U.S. GAAP Reconciliation
For the Year Ended December 31, 2013

(in millions)	FAS Historical - IFRS (EUR)	FAS Translated (USD)	Conforming Adjustments (USD)	FAS As Adjusted - U.S. GAAP (USD)
Net Sales	€135	$179	$—	$179
Cost of Sales	—	—	145	145
Gross Profit	135	179	(145)	34
Selling, general and administrative	—	—	17	17
Research and development expense	—	—	2	2
Other operating (income) expense	120	159	(164)	(5)
Operating income (loss)	15	20	—	20
Interest expense, net	—	—	—	—
Loss on early extinguishment of debt	—	—	—	—
Other non-operating expense, net	—	—	—	—
Income (loss) before income taxes and equity in losses	15	20	—	20
Income tax expense (benefit)	4	5	—	5
Income (loss) before results from equity in losses	11	15	—	15
Equity in losses of unconsolidated entities	—	—	—	—
Net income (loss) for the period	€11	$15	$—	$15
In preparing the above IFRS to U.S. GAAP reconciliation for amounts reported in the Unaudited Condensed Combined Statement of Operations under the "FAS" column heading, historical financial information of FAS has been translated to U.S. Dollars using the weighted-average rate for the year ended December 31, 2013 which was 1.3281 U.S. Dollar to 1.00 Euro.

FAS
Unaudited Statement of Operations
IFRS to U.S. GAAP Reconciliation
For the Period January 1, 2014 to March 5, 2014

(in millions)	FAS Historical - IFRS (EUR)	FAS Translated (USD)	Conforming Adjustments (USD)	FAS As Adjusted - U.S. GAAP (USD)
Net Sales	€19	$26	$—	$26
Cost of Sales	—	—	22	22
Gross Profit	19	26	(22)	4
Selling, general and administrative	—	—	5	5
Research and development expense	—	—	1	1
Other operating (income) expense	19	27	(28)	(1)
Operating income (loss)	—	(1)	—	(1)
Interest expense, net	—	—	—	—
Other non-operating expense, net	—	—	—	—
Income (loss) before income taxes and equity in losses	—	(1)	—	(1)
Income tax expense (benefit)	—	—	—	—
Income (loss) before results from equity in losses	—	(1)	—	(1)
Equity in losses of unconsolidated entities	—	—	—	—
Net income (loss) for the period	€—	$(1)	$—	$(1)
In preparing the above IFRS to U.S. GAAP reconciliation for amounts reported in the Unaudited Condensed Combined Statement of Operations under the "FAS" column heading, historical financial information of FAS has been translated to U.S. Dollars using the weighted-average rate for the period January 1, 2014 to March 5, 2014 which was 1.3641 U.S. Dollar to 1.00 Euro.

4. Adjustments to Unaudited Pro-Forma Condensed Combined Statements of Operations:
Adjustments to the unaudited pro-forma condensed combined statements of operations for the year ended December 31, 2013 and three months ended March 31, 2014 were as follows (in $ millions):

(a)    Reflects the incremental depreciation and amortization expense resulting from the preliminary estimated fair value adjustments for purchase accounting. The estimated useful life of the tangible assets is considered to be 8 years. The estimated useful lives of the finite-lived intangible assets are considered to be 18 years for customer relationships and 10 years for technology. The estimated useful lives have been determined based upon various accounting studies, historical acquisition experience, economic factors and estimated future cash flows.

	Year Ended December 31, 2013	Period January 1, 2014 to March 5, 2014

Depreciation of:
Plant, machinery and equipment	$8	$2
	$8	$2

Amortization of:
Customer relationships	$1	$—
Technology	1	—
	$2	$—

(b)    Reflects the elimination of the transaction fees, primarily comprised of legal fees, in the amount of $1 million recorded during the year ended December 31, 2013 and $4 million for the three months ended March 31, 2014, directly related to the Acquisition.

(c)    Reflects the additional interest expense related to the indebtedness incurred in connection with the Acquisition. This additional borrowing consisted of an increase to a USD term loan of $43 million and an increase to a EUR term loan of €68 million. The applicable interest rate for the USD term loan is 2.50% per year, plus the adjusted Eurocurrency rate of 0.75%. The applicable interest rate for the EUR term loan is 2.75% per year, plus the adjusted Eurocurrency rate of 0.75%. For both the USD term loan and the EUR term loan, a 1/8% increase or decrease in the interest rate would have a $0 million effect on interest expense for both the year ended December 31, 2013 and the three months ended March 31, 2014.

	Year Ended December 31, 2013	Period January 1, 2014 to March 5, 2014

Estimated interest expense for incremental USD term loan	$1	$—
Estimated interest expense for incremental EUR term loan	3	1
	$4	$1

(d)    Reflects the estimated tax effect resulting from the pro-forma adjustments at the statutory rate for the relevant tax jurisdiction. The primary jurisdictions are Finland (20%), the United States (35%), and Belgium (34%).

(e)    Reflects an adjustment to exclude the incremental expense of $2 million in cost of goods sold that was recorded in Taminco's March 31, 2014 results, related to the sale of inventory that was subject to a fair value step up for purchase accounting at the date of the Acquisition, since this amount is not a recurring expense.